Exhibit 10.03

PURCHASE AGREEMENT

This purchase agreement (the “Agreement”) is entered into this 16th day of August, 2007 between Cole Investment Hospital Group, L.L.C., a Nevada limited liability company (“Cole”) and CareView Communications, Inc., a Texas corporation (“CareView”) each a “Party” and, collectively, the “Parties”.

WHEREAS, Cole desires to sell any and all rights and property relating to Cole’s healthcare and medical intellectual property (as indicated in Intellectual Property below); and

WHEREAS, Cole owns such intellectual rights and property and is willing to sell them to CareView at the Purchase Price; and

WHEREAS, CareView desires to purchase said intellectual rights and property from Cole at the Purchase Price; and

NOW, THEREFORE, the Parties agree as follows:

1. Intellectual Rights and Property.

Cole will sell all intellectual rights and property it acquired from Cadco Surveillance Networks, L.L.C. (including but not limited to trade secrets, know-how, and information relating to the technology, customers, suppliers, business plans, promotional and marketing rights and activities, and software relating to the technology) as it relates to and could be applied in the healthcare and medical business to CareView. All necessary license rights to any future developed technology or improvements (either trade secrets or patents) will be granted to CareView as needed at no additional costs. Likewise, all necessary license rights to any future developed technology or improvements (either trade secrets or patents) will be granted to Cole as needed at no additional costs.

2. Cole Representation and Warranty.

Cole owns all rights and title to the Intellectual Property and has all required and appropriate approvals to sell the Intellectual Property to CareView. Such sale will in no way place Cole or CareView in Default of any agreement.

3. Purchase Price.

CareView will pay Cole the following Purchase Price:

a. $350,000 previously paid to Cole and/or his affiliates; and

b. $100,000 upon request but no later than December 31, 2007; and

c. $300,000 on the earlier of 1) January 1, 2011 or 2) the receipt by CareView of an aggregate of $5 million in proceeds from the sale of equity (or equity-related) securities. Such Purchase Price acquires any and all rights and ownership of the Intellectual Property.

4. Choice of Law and Forum.

This Agreement is made under, and shall be governed by and construed in accordance with, the laws of the United States and the internal laws of the State of Texas, without reference to its principles of conflicts of law. The United States District Court for the District of Texas and the state courts of Texas, County of Collin, shall have exclusive jurisdiction over any dispute involving this Agreement and the Licensed Technology, and each party consents to personal jurisdiction in such courts.

IN WITNESS WHEREOF, Cole and CareView have executed this Agreement effective as of the last date set forth below.

COLE INVESTMENT GROUP, L.L.C.		CAREVIEW COMMUNICATIONS, INC.

/s/ Harold M. Cole		/s/ John R. Bailey
By:	Harold M. Cole	By:	John R. Bailey
Its:		Its:	CFO